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Exhibit 99(d)(2)
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Emons Transportation Group, Inc.
96 SOUTH GEORGE STREET, YORK, PENNSYLVANIA 17401
                                                                    NEWS RELEASE
--------------------------------------------------------------------------------
IMMEDIATE RELEASE                                       CONTACT: ROBERT GROSSMAN
                                                                    717/771-1701
                                                                   or: TOM ENNIS
                                                                THE EQUITY GROUP
                                                                    212/836-9607


                           EMONS TRANSPORTATION GROUP
            SHAREHOLDERS APPROVE RECAPITALIZATION OF PREFERRED STOCK
                          TO FURTHER STRATEGIC GROWTH

York, Pennsylvania; June 29, 1999: Emons Transportation Group, Inc.

(Nasdaq/SmallCap: EMON) announced, at a special meeting held earlier today, that its shareholders voted to approve the merger into the Company of its wholly-

owned subsidiary, ETG Merger Corp. The merger will enable the Company to recapitalize its outstanding Series A Cumulative Convertible Preferred Stock,

which had a total liquidation preference of $4,738,882, including accumulated undeclared dividends of $1,767,796 as of May 10, 1999.  The merger is expected to be effective by the Company's fiscal year-end on June 30, 1999.  The effect of the merger is that each outstanding share of Convertible Preferred Stock will be exchanged for 1.1 shares of Emons' Common Stock.  This provides preferred shareholders with an additional 0.2 share of Common Stock (297,000 shares in total) over the current conversion ratio, in lieu of payment of the undeclared dividends.  The only class of stock outstanding will be approximately 7.85 million shares of Common Stock.

  Emons believes that the existence of the Convertible Preferred Stock created a significant obstacle

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to the Company's ability to raise additional capital on favorable terms.  The adoption of the merger proposal is expected to provide Emons with increased flexibility to raise capital on favorable terms in the future.  Robert Grossman,

Chairman and President, commented, "We have been successful in achieving significant internal growth, coupled with strategic acquisitions during the last several years.  We are very pleased with the support of shareholders in approving this recapitalization since we will now have increased ability to fund our future growth by continuing to emphasize both internal initiatives and strategic acquisitions."

  Also at today's meeting, shareholders voted to increase the number of authorized shares of Common Stock from 15,000,000 to 30,000,000 and voted not to approve an increase in the number of authorized shares of Preferred Stock from the current 3,000,000 authorized shares.  The increase in the Company's authorized Common Stock will provide the Company with added flexibility in executing financings, acquisitions, stock dividends and other transactions,

although the Company has no present intention to issue any of the additional authorized shares.

  Emons Transportation Group, Inc., is a rail freight transportation and distribution services company serving the Mid-Atlantic and Northeast regions of the United States and Quebec, Canada, through its Pennsylvania and New

England/Quebec operations.  Emons currently owns five short line railroads,

operates rail/truck transfer facilities and a rail intermodal terminal, and provides its customers with warehousing and logistics services for the movement and storage of their freight.

      This press release contains forward-looking statements regarding future events and the future performance of Emons that involve risks and uncertainties that could cause actual results to differ materially. Those risks and uncertainties include, but are not limited to, economic conditions, customer demand, increased competition in the relevant market, and others. We refer you to the documents that Emons files from time to time with the Securities and Exchange Commission, such as the Company's Form 10-K, Form 10-Q, and Form 8-K reports, which contain additional important factors that could cause its results to differ from its current expectations and the forward-looking statements contained in this press release.